Exhibit 99.10


NEWS RELEASE


Homestake Mining Company
650 California Street
San Francisco, CA 94108
Phone:  415/ 981-8150
Fax:    415/397-5038

Contact:

Michael A. Steeves
Director, Investor Relations
415-983-8169



         HOMESTAKE TO ACQUIRE SANTA FE PACIFIC GOLD FOR $2.3 BILLION IN
           STOCK, CREATING A NEW LEADING INTERNATIONAL GOLD COMPANY.

SAN FRANCISCO, CA, and ALBUQUERQUE, NM, December 9, 1996 -- Homestake Mining Company (NYSE: HM) and Santa Fe Pacific Gold Corporation (NYSE: GLD) today announced a strategic combination that will create a new leading international gold company. The new Homestake will rank first among North American companies in worldwide gold reserves and second in gold production, with the largest Nevada land position of any gold company.

Under the terms of a definitive merger agreement unanimously approved by the boards of both companies, Santa Fe shareholders will receive 1.115 newly issued Homestake common shares for each Santa Fe common share, valued at $17.42 per Santa Fe share, or approximately $2.3 billion in the aggregate, based on Homestake's closing stock price last Friday. The transaction will be accounted for as a pooling of interests and is expected to be tax-free.

The acquisition will be accretive to Homestake's expected 1997 cash flow and earnings before one-time transaction costs. The new Homestake will have 39.4 million ounces of gold reserves and pro forma 1996 production of 2.7 million ounces of gold, growing to 3.2 million ounces in 1998, with cash costs under $245 per ounce. It will have 10 domestic and international development projects, a 1.5 million acre Nevada land position and other high-potential exploration sites.

"We are creating a new top-tier gold producer with the asset base, portfolio of growth opportunities, financial strength and operating skills to pursue an aggressive strategy that should enable the new Homestake to earn a market valuation reflecting its improved fundamentals," said Jack E. Thompson, President and Chief Executive Officer of Homestake, who will become Chairman and Chief Executive Officer of Homestake.

"We have a detailed plan to integrate the best of Homestake and Santa Fe, creating a new company with a strong management team and a reconstituted board of directors," said Thompson. "In addition to increased near-term and long-range growth potential, the new Homestake will also benefit from significant savings in administrative and operating costs and from a combined and refocused exploration program, especially in Nevada. We will be well positioned to capitalize on an extremely strong base of U.S., Canadian and Australian assets and to compete more aggressively for attractive opportunities worldwide."

Patrick M. James, Chairman, President and Chief Executive Officer of Santa Fe, who will become Homestake's President and Chief Operating Officer, said, "This is a compelling strategic combination of two companies with complementary capabilities and shared goals. Together, we have the mining expertise, technical skills and financial strength to accelerate exploration and development of an unsurpassed land position. We will be able to tap Homestake's underground mining skills and Santa Fe's patented technology in refractory ore treatment to help convert our large base of mineralized material into reserves on a cost-effective basis. Upon closing, we will be ready to forge a new more competitive gold company capable of achieving strong growth while maintaining a competitive cost position."

James noted that the new Homestake will benefit from the lowest political risk profile of any major gold producer because virtually all of its current reserves and mineralized material are in the U.S., Canada and Australia. "This powerful platform will give us the capability to take on promising international projects without substantially increasing overall portfolio risk," he said.

The new Homestake, with headquarters in San Francisco and an operating base in northern Nevada, will have 17 mines (8 underground, 9 surface) in four countries. It expects to achieve over $30 million in annual cost savings by eliminating overlapping expenses and by combining and refocusing its exploration program, especially in Nevada. These savings are expected to be fully realized by the end of 1997. Specific near-term initiatives include:

     Closing Santa Fe's Albuquerque headquarters, and relocating certain members of the management team to San Francisco and Nevada.

     Combining U.S. Operations management of both companies in a single base in Reno, taking advantage of Santa Fe's northern Nevada infrastructure to manage more efficiently both companies' Nevada properties.

     Focusing exploration efforts on the strategic land position in Nevada and on highest-priority international projects in Australasia, Latin America and Central Asia.

     Accelerating exploration/development at existing operations, including Eskay Creek, Kalgoorlie, Pinson, Twin Creeks, Round Mountain and the Lone Tree complex.

     Optimizing  development of 10 domestic and  international  projects in the
     feasibility,   permitting  or  construction  stages,  including  Sage  Mill autoclaves, the Lone Tree and Eskay Creek flotation projects, Ruby Hill and the La Falda/Jeronimo project.

     Leveraging complementary resources and technological expertise, such as using Santa Fe's inert gas flotation technology at Homestake's Jeronimo project in Chile and using Homestake's McLaughlin autoclaves and oxygen plant at Santa Fe's Lone Tree complex.

Upon closing of the combination, the reconstituted Homestake Board will have 12 directors: five designated by Homestake, five designated by Santa Fe and two additional directors selected by the new Board to complement its capabilities.

The transaction, which is expected to close by early April 1997, is subject to approval by both companies' shareholders, antitrust approval, qualification as pooling of interests, and other customary conditions.

"This is an ideal transaction for the shareholders of both companies," said Thompson. "Santa Fe's shareholders get a full and fair price, representing a 47% premium to last Wednesday's unaffected market price for their shares, and the potential upside of owning half of a dynamic new gold company. Homestake's shareholders get a substantially increased base of U.S. reserves for an effective price of about $125 per ounce of reserves. This price is very attractive for such high-quality, low-risk assets. Homestake will also benefit from $1 billion in newly built Santa Fe plant and equipment, millions of ounces of mineralized material we believe can be converted to gold reserves, and the enormous potential of the Nevada properties. Our shareholders will also own half of a new, more vigorous and aggressive Homestake that is determined to increase value for shareholders. We believe our stock can outperform that of our peers, regardless of the direction of gold prices."

Said James, "Santa Fe has carefully evaluated its strategic alternatives for well over a year, and the combination with Homestake is clearly the best option for our shareholders. Before Thanksgiving, Santa Fe's board unanimously determined not to pursue the Newmont offer made public last Thursday. We have no intention of allowing this last-minute spoiler tactic to interrupt a well-conceived and carefully planned combination which will create value for both companies' shareholders and an exciting new workplace for our employees."

Homestake's financial advisor is Dillon, Read & Co. Inc., and Santa Fe is being advised by SBC Warburg Inc.

Homestake Mining Company is an international gold mining company with substantial operations and exploration in the U.S. Canada and Australia. Homestake also has active exploration programs in the Andes, Venezuela, French Guiana, Brazil and elsewhere in Latin America, and development and/or evaluation projects in Chile, Russia and Bulgaria. Homestake has won numerous industry environmental and safety awards.

Santa Fe Pacific Gold Corporation is one of the largest gold mining companies in North America, with mines in Nevada and California and exploration offices and projects throughout the world, including Central Asia, Brazil, Chile, West Africa and Australia. Santa Fe has one of the industry's best environmental and safety records.

Statements contained in this press release which are not historical facts are forward-looking statements as the item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially form estimated results. Such risks and uncertainties are detailed in the companies' filings with the Securities and Exchange Commission.